Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2015 with respect to the financial statements of Victory Medical Center Houston, LP as of December 31, 2014 and 2013 and for the years then ended, and we consent to its reference included in this current report of Nobilis Health Corp. in Form 8-K.

/s/ RBSM LLP

Sugar Land, Texas
July 10, 2015